Exectution Version
MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
SURGICAL CENTER ACQUISITION HOLDINGS, INC.,
AS THE BUYER;
AND
CAROL SCHUSTER AND
RURAL HOSPITAL ACQUISITION, L.L.C.
AS THE SELLERS;
AND
TRI-ISTHMUS GROUP, INC.
AND
MICHAEL SCHUSTER, RHA TISHOMINGO, LLC,
RHA STROUD, LLC, AND RHA ANADARKO, LLC

MEMBERSHIP INTEREST PURCHASE AGREEMENT
Table of Contents

ARTICLE I	PURCHASE, SALE AND ISSUANCE OF UNITS	2

1.1	Purchase, Sale and Issuance of the Purchased Units	2
1.2	Consideration	2
1.3	Closing	3
1.4	Closing Deliveries	3
1.5	Further Assurances	4

ARTICLE II	REPRESENTATIONS AND ARRANTIES OF THE SELLERS	4

2.1	Organization	5
2.2	Authority	5
2.3	RHA Records	5
2.4	Capitalization	6
2.5	Title to Schuster Units	6
2.6	Subsidiaries	6
2.7	Title to Assets	6
2.8	Condition and Sufficiency of Assets	7
2.9	No Violation	8
2.10	Governmental Authorizations	8
2.11	Financial Statements	8
2.12	Absence of Undisclosed Liabilities	9
2.13	Valliance Bank Loan	9
2.14	Taxes	9
2.15	Litigation	10
2.16	Compliance with Laws	10
2.17	Licenses	10
2.18	Payors	11
2.19	Medical Staff Matters	11
2.20	Health Care Legal Matters	11
2.21	Environmental Matters	13
2.22	Employee Matters	14
2.23	Employee Benefit Plans	15
2.24	Material Contracts	16
2.25	Intellectual Property	17
2.26	Competing Interests	17
2.27	No Conflict of Interest	17
2.28	Illegal Payments	17
2.29	Insurance	17
2.30	Accredited Investor; Disclosure Materials	18
2.31	Investment Intent	18
2.32	Restricted Securities	18
2.33	Qualification as Critical Access Hospitals	19

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2.34	Company Asset Valuations	19
2.35	Full Disclosure	19

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE BUYER	19

3.1	Organization	19
3.2	Authority	19
3.3	No Violation	20
3.4	Governmental Authorizations	20
3.5	Litigation	20
3.6	Accredited Investor	20
3.7	Investment Intent	20
3.8	Restricted Securities	20
3.9	Full Disclosure	21

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF TRI-ISTHMUS	21

4.1	Organization	21
4.2	Authority	21
4.3	No Violation	22
4.4	Governmental Authorizations	22
4.5	Litigation	22
4.6	Finders’ Fee	22
4.7	Capitalization	22
4.8	Reports and Financial Statements	22
4.9	Issuance of the Tri-Isthmus Shares	23
4.10	Absence of Certain Changes	23
4.11	Full Disclosure	23

ARTICLE V	COVENANTS AND AGREEMENTS	23

5.1	Amended and Restated Articles of Organization and Operating Agreement	23
5.2	Employment Agreement with Michael Schuster	27
5.3	Assistance with Licenses and Filings	27
5.4	Consent to Transfers and Issuances and Admission of Buyer	27
5.5	Publicity	27
5.6	Transaction Costs	27
5.7	Audit	28
5.8	Employees and Employee Benefits	28
5.9	Registration Rights for the Tri-Isthmus Shares; Reporting Obligations	28
5.10	Payment of Certain Expenses of Carol Schuster	28

ARTICLE VI	INDEMNIFICATION	28

6.1	Indemnification of the Buyer	28
6.2	Indemnification of the Sellers	29
6.3	Indemnification of Carol Schuster	29
6.4	Survival	29

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6.5	Notice	30
6.6	Defense of Claims	31
6.7	Determination of Losses	32
6.8	Maximum Exposure	32
6.9	Actual Knowledge	33
6.10	Sole Remedy	33

ARTICLE VII	MISCELLANEOUS	33

7.1	Notices	33
7.2	Attorneys’ Fees and Costs	33
7.3	Brokers	34
7.4	Severability	34
7.5	Counterparts	34
7.6	Interpretation	34
7.7	Assignment	34
7.8	Entire Agreement, Amendment	34
7.9	Specific Performance, Remedies Not Exclusive	34
7.10	GOVERNING LAW	35
7.11	Submission to Jurisdiction	35
7.12	Drafting	35
7.13	Usage	35
7.14	Certain Definitions	35

Exhibits:

Exhibit A	RHA/TSG Agreement
Exhibit B	TSG Promissory Note, together with Assignment and Assumption Agreement
Exhibit C	Assignment of Membership Interest
Exhibit D	Amended and Restated Articles of Organization
Exhibit E	Amended and Restated Operating Agreement
Exhibit F	Limited Guarantee of Tri-Isthmus
Exhibit G	Employment Agreement between RHA and Michael Schuster
Exhibit H	Certificate of Secretary or Manager of RHA
Exhibit I	Certificate of Secretary of Buyer

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
     This Membership Interest Purchase Agreement (this “Agreement”) is made and entered into as of October 30, 2007 (the “Closing Date”), by and among Surgical Center Acquisition Holdings, Inc., a Nevada corporation (“Buyer”), Tri-Isthmus Group, Inc., a Delaware corporation and the issuer of the Tri-Isthmus Shares, as defined in Section 1.2(a) hereof (“Tri-Isthmus”), Rural Hospital Acquisition, L.L.C., an Oklahoma limited liability company (“RHA”), RHA Tishomingo, LLC, an Oklahoma limited liability company, RHA Stroud, LLC, an Oklahoma limited liability company, RHA Anadarko, LLC, an Oklahoma limited liability company, Michael Schuster, an individual residing in Oklahoma, and Carol Schuster, an individual residing in Oklahoma, for the purposes of giving effect to the transactions contemplated herein. RHA Tishomingo, LLC, RHA Stroud, LLC, and RHA Anadarko, LLC are wholly-owned subsidiaries of RHA, and are referred to herein from time to time individually as a “Hospital” and collectively as the “Hospitals.” RHA and Carol Schuster are collectively referred to herein as the “Sellers.” Buyer, Tri-Isthmus, each Seller, each Hospital and Michael Schuster are individually referred to herein from time to time individually as a “Party,” and collectively as the “Parties.” Tri-Isthmus is the parent company of Buyer and executes this agreement for the sole purpose of making the representations and warranties relating to it contained herein.
RECITALS
     WHEREAS, RHA, by itself and through the Hospitals, has acquired certain assets of TSG, Inc. and certain of its Affiliates and related entities (collectively, the “TSG Debtors”), which collectively are debtors-in-possession under Chapter 11 of the Bankruptcy Code in Case No. 06-80899 pending before the United States Bankruptcy Court for the Eastern District of Oklahoma. The assets acquired by RHA and the Hospitals from the TSG Debtors are referred to collectively herein as the “Assets.” The Asset Purchase Agreement evidencing RHA and the Hospitals’ purchase of the Assets from the TSG Debtors (the “RHA/TSG Agreement”) was approved by the Bankruptcy Court in August of 2007 and the acquisition of the Assets was completed on October 29, 2007, prior to the execution of this Agreement. A copy of this agreement is attached as Exhibit A.
     WHEREAS, RHA has assumed a debtor-in-possession loan of approximately $4,400,000 from Valliance Bank (the “Valliance Bank Loan”) in connection with its acquisition of the Assets. Attached as Exhibit B are copies of the promissory note evidencing such indebtedness and the assumption and assignment agreement evidencing RHA’s assumption of the Valliance Bank Loan.
     WHEREAS, pursuant to this Agreement, Buyer will provide RHA with capital to facilitate RHA’s operation of the Assets.
     WHEREAS, upon completion of the transactions contemplated herein, Buyer will own 51% of the issued and outstanding voting membership units of RHA (“Units”) at the Closing (as that term is defined in Section 1.3) and Carol Schuster will own 49% of the Units at the Closing Date.

     WHEREAS, Michael Schuster will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and the Buyer has required that Michael Schuster enter into this Agreement as a condition to the Buyer’s execution hereof.
     WHEREAS, the Hospitals are wholly-owned subsidiaries of RHA, and the Buyer has required that each Hospital enter into this Agreement as a condition to the Buyer’s execution hereof.
     WHEREAS, Tri-Isthmus is the parent company of Buyer and the issuer of the Tri-Isthmus Shares (as such term is defined in Section 1.2(a) hereof) proposed to be issued as consideration in full for Buyer’s purchase of the Schuster Units (as such term is defined in Section 1.1(a) hereof), and Carol Schuster has required that Tri-Isthmus enter into this Agreement as a condition to her execution hereof and the sale by her of the Schuster Units to Buyer.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I
PURCHASE, SALE AND ISSUANCE OF UNITS
     1.1 Purchase, Sale and Issuance of the Purchased Units.
     (a) Pursuant to the terms and subject to the conditions set forth herein, Carol Schuster will sell 250,000 Units to Buyer (the “Schuster Units”), for the consideration set forth in Section 1.2(a).
     (b) Pursuant to the terms and subject to the conditions set forth herein, RHA will issue 260,000 new Units to Buyer (the “New Units”), for the consideration set forth in Section 1.2(b).
     (c) Pursuant to the terms and subject to the conditions set forth herein, RHA will issue new preferred Units (the “Preferred Units,” and together with the Schuster Units and the New Units, the “Purchased Units”) to Buyer with a face value of $1,000,000.00, for the consideration set forth in Section 1.2(c). The Preferred Units will be nonvoting, provide a preferred return and carry a mandatory redemption feature as described more fully in Section 5.1(b).
     1.2 Consideration.
     (a) As consideration in full for the sale and purchase of the Schuster Units, Buyer shall cause to be sold and transferred to Carol Schuster 4,250,000 restricted shares of Tri-Isthmus Group, Inc.’s common stock, par value $0.01 per share (“Tri-Isthmus Shares”), valued, for purposes of this Agreement and the purchase of the Schuster Units, at a price of $0.35 per share.

     (b) As consideration in full for the sale and purchase of the New Units, Buyer will pay to RHA an aggregate of $260.00 in cash (the “New Units Payment”).
     (c) As consideration in full for the sale and purchase of the Preferred Units Buyer will pay RHA $1,000,000.00 in cash (the “Buyer Investment”).
     1.3 Closing. The consummation of the sale and purchase of the Purchased Units (the “Closing”) shall take place at the offices of Day, Edwards, Propester & Christensen, P.C., 2900 Oklahoma Tower, 210 Park Avenue, Oklahoma City, Oklahoma 73102, or via Federal Express and facsimile, as agreed by the Buyer and Sellers, at 2 p.m. local time on the Closing Date, provided that all of the deliveries in Section 1.4 have been made or waived by the parties to whom such delivery is required.
     1.4 Closing Deliveries. At the Closing:
     (a) Carol Schuster will transfer the Schuster Units to Buyer, and deliver to Buyer certificates or other documentation representing the Schuster Units and any other documents that are necessary to transfer to Buyer good title to the Schuster Units, including, without limitation, an Assignment of Membership Interest substantially in the form of Exhibit C attached hereto (the “Assignment of Membership Interest”).
     (b) RHA will issue and deliver the New Units to Buyer, and provide Buyer with certificates or other documentation representing the New Units and any other documents that are necessary to provide Buyer good title to the New Units.
     (c) RHA will issue and deliver the Preferred Units to Buyer, and provide Buyer with certificates or other documentation representing the Preferred Units and any other documents that are necessary to provide Buyer good title to the Preferred Units.
     (d) Buyer will cause the Tri-Isthmus Shares to be issued and delivered to Carol Schuster and provide her with certificates representing the Tri-Isthmus Shares and any other documents that are necessary to provide her good title to the Tri-Isthmus Shares.
     (e) Buyer will pay the New Units Payment to RHA by wire transfer or delivery of other immediately available funds.
     (f) Buyer will pay the Buyer Investment to RHA by wire transfer or delivery of other immediately available funds.
     (g) Seller shall deliver documentation to Buyer evidencing Buyer’s admission as a member of RHA as of the Closing Date.
     (h) RHA will deliver to Buyer an amended and restated Articles of Organization for RHA (the “Amended and Restated Articles of Organization”), substantially in the form attached as Exhibit D, and an amended and restated Operating Agreement of RHA (the “Amended and Restated Operating Agreement”), substantially in the form attached as

Exhibit E, reflecting the terms set forth in Section 5.1 and reflecting Buyer’s admission to RHA as a member in accordance with the terms of this Agreement.
     (i) The Sellers shall provide Buyer with documentation sufficient to show that Sellers have completed their acquisition of the Assets pursuant to the RHA/TSG Agreement.
     (j) Sellers shall deliver to Buyer all Consents listed in Schedule 2.24(c) or required under any applicable Laws effective as of the Closing, and provide documentation sufficient to show that all necessary contractual or governmental notices been provided.
     (k) Michael Schuster and Carol Schuster shall deliver to Buyer documentation sufficient to evidence their personal guarantee of the Valliance Bank Loan.
     (l) Tri-Isthmus shall deliver to RHA a limited guarantee of the Valliance Bank Loan up to a maximum of $750,000, substantially in the form of Exhibit F attached hereto.
     (m) RHA and Michael Schuster shall execute an employment agreement in accordance with Section 5.2, substantially in the form of Exhibit G attached hereto (the “Schuster Employment Agreement”).
     (n) RHA shall deliver to the Buyer a certificate of the secretary or a manager of RHA, substantially in the form of Exhibit H attached hereto.
     (o) The Buyer has delivered to the Sellers a certificate of the secretary of the Buyer, substantially in the form of Exhibit I attached hereto.
     1.5 Further Assurances. At or after the Closing, and without further consideration, the Sellers will execute and deliver to Buyer, and the Buyer and Tri-Isthmus will execute and deliver to Carol Schuster such further instruments of conveyance and transfer as Buyer may reasonably request in order more effectively to convey and transfer the Purchased Units to Buyer or the Tri-Isthmus Shares to Carol Schuster, respectively. The Parties agree to cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement before and after the Closing, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     As a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Sellers, Michael Schuster and the Hospitals jointly and severally represent and warrant to the Buyer that the statements contained in this Article II are true and correct as of the Closing Date to the best of their knowledge, except as set forth on Sellers’

Disclosure Schedule attached to this Agreement and corresponding in number with the applicable section of this Agreement. No reference to or disclosure of any item or other matter in Seller’s Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in Sellers’ Disclosure Schedule. No disclosure in Sellers’ Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, and nothing in Sellers’ Disclosure Schedule constitutes an admission of any liability or obligation of Sellers to any third party, nor an admission against Sellers’ interest. Notwithstanding anything to the contrary contained in Sellers’ Disclosure Schedule or in this Agreement, the information and disclosures contained in each section of Sellers’ Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other sections of Sellers’ Disclosure Schedule as though fully set forth in such other sections (whether or not specific cross-references are made), and shall be deemed to qualify and limit all representations, warranties and covenants of Sellers, Michael Schuster and the Hospitals contained in this Agreement, to the extent such information and disclosures shall reasonably appear to be applicable to such representations, warranties and covenants based solely on information disclosed in Sellers’ Disclosure Schedule and without reference to any underlying documents.
     2.1 Organization. RHA and the Hospitals are limited liability companies duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and each has the power to own the assets owned by such Party and to conduct its business as presently conducted and contemplated in this Agreement. Neither RHA nor any Hospital is qualified to do business in any foreign jurisdiction, and no such qualification is now required or will be required to own or operate any of the Assets or the Hospitals. Each Hospital is a wholly-owned subsidiary of RHA.
     2.2 Authority. Each of the Sellers, each Hospital and Michael Schuster have all requisite power, authority and capacity, corporate, individual or otherwise, to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by such Person in connection with or pursuant to this Agreement (collectively, the “Seller Documents”). The execution, delivery and performance by the Sellers, Hospitals and Michael Schuster of each Seller Document to which such Person is a party has been duly authorized by all necessary action, corporate or otherwise, on the part of the applicable Person. This Agreement and the Seller Documents have been duly executed and delivered by the applicable Sellers and Hospitals and, where applicable, Michael Schuster. This Agreement and each of the other Seller Documents are the legal, valid and binding agreement of the applicable Sellers and Hospitals and, where applicable, Michael Schuster, enforceable against such Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     2.3 RHA and Hospital Records. The Sellers have delivered to the Buyer true, correct and complete copies of RHA’s and each Hospital’s corporate records, including, without limitation, minutes or consents reflecting all actions taken by the managers or members of RHA and each Hospital from the date of their respective organization through the Closing Date.

     2.4 Capitalization.
     (a) Set forth in Schedule 2.4 is a complete and accurate list of all of the ownership interests in RHA and the capital account balances associated therewith.
     (b) The Purchased Units have been duly authorized and validly issued in compliance with all applicable Laws (as defined in Section 2.16) and the provisions of the Amended and Restated Operating Agreement and the Amended and Restated Certificate of Formation, and are fully paid and nonassessable and free of preemptive rights.
     (c) There are no outstanding options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments obligating any of the Sellers, directly or indirectly, to issue, sell, purchase, acquire or otherwise transfer or deliver any equity interest in RHA or a Hospital, or any agreement, document, instrument or obligation convertible or exchangeable therefor. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of RHA or a Hospital. There are no voting trusts, proxies or other agreements or understandings to which any of the Sellers are a party or by which any Seller is bound with respect to the voting of any equity interest in RHA or a Hospital. None of the Purchased Units were issued in violation of the Securities Act of 1933, as amended (the “1933 Act”), or any applicable state securities Laws.
     2.5 Title to Schuster Units. Carol Schuster owns of record and beneficially the Schuster Units, free and clear of any obligation, lien, claim, pledge, security interest, liability, charge, contingency or other encumbrance or claim of any nature (a “Lien”). Upon sale of the Schuster Units and delivery of certificates or other documentation evidencing such Units (or other transfer documents included in the Seller Documents) therefor to the Buyer hereunder, Buyer will acquire the entire legal and beneficial interests in the Schuster Units, free and clear of any Lien and subject to no legal or equitable restrictions of any kind, except as provided in Section 3.8 of this Agreement and the Amended and Restated Operating Agreement of RHA.
     2.6 Subsidiaries. RHA does not have any subsidiaries or own any equity or debt interest or any form of proprietary interest in any Person, save and except the Hospitals and TSG Physicians Group, LLC, an Oklahoma limited liability company, or any obligation, right or option to acquire any such interest.
     2.7 Title to Assets.
     (a) All Assets are owned by RHA or a Hospital, and no other Person, including any Affiliate of a Seller or Hospital, has any right, title or interest in any Asset.
     (b) Set forth in Schedule 2.7(b) is a complete and accurate list (including the street address, where applicable), of: (i) the Assets owned by RHA; (ii) all real property owned by RHA; (iii) all real property leased by RHA; (iv) each vehicle owned or leased by RHA; and (v) each other tangible asset owned or leased by RHA and having a book value in excess of $5,000.

     (c) Set forth in Schedule 2.7(c) is a complete and accurate list, broken down by Hospital (including the street address, where applicable) of: (i) the Assets owned by the Hospitals; (ii) all real property owned by the Hospitals; (ii) all real property leased by the Hospitals; (iii) each vehicle owned or leased by a Hospital; and (iv) each other tangible asset owned or leased by a Hospital having a book value in excess of $5,000.
     (d) No tangible or intangible asset used by or associated with RHA or a Hospital is owned or leased by Mike Schuster or Carol Schuster or any of their Affiliates.
     (e) RHA or the appropriate Hospital, as applicable, has good and marketable title to all of the assets it purports to own, including those set forth in Schedules 2.7(a) or (b), respectively, and owns all of such assets free and clear of any Liens, other than the liens set forth in Schedule 2.7(e) (the “Permitted Liens”). RHA or the appropriate Hospital, as applicable, holds a valid leasehold interest in or otherwise has a valid and enforceable right to use all of the assets that it does not own.
     (f) The real property owned or leased by RHA or a Hospital, including any Asset constituting real property (the “Real Property”), is zoned for a classification that permits the continued use of the Real Property in the manner in which it was operated prior to its acquisition by RHA or the applicable Hospital. Improvements to Real Property included in the assets of RHA or the applicable Hospital were constructed, and remain, in compliance with all applicable covenants, conditions, restrictions and material Laws affecting the Real Property. Final certificates of occupancy have been issued for the improvements on the Real Property permitting the existing use of such improvements. There are no actions pending or, to the Knowledge of Sellers, threatened that would alter the current zoning classification of the Real Property or alter any applicable covenants, conditions, restrictions or material Laws that would adversely affect the use of the Real Property. To the Knowledge of Seller, no Person has received notice from any insurance company or Governmental Entity (as defined in Section 2.10) of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. No fact or condition exists, to the Knowledge of Sellers, which would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property. No Seller is a “foreign person” as that term is defined in §1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations.
     2.8 Condition and Sufficiency of Assets. The assets of RHA and each Hospital (including, without limitation, the Assets), including any assets held under leases or licenses: (i) are in good condition and repair, ordinary wear and tear excepted; (ii) have been properly and regularly maintained in all material respects; (iii) conform in all material respects to all applicable Laws relating to their construction, use, operation and maintenance; and (iv) are being operated in accordance with the terms of the lease or license for such asset, other than such exceptions to clauses (i) through (iv) of this Section 2.8 that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     2.9 No Violation. Neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including without limitation the issuance or sale of the Purchased Units to the Buyer, will, to the Knowledge of Sellers, conflict with or result in the breach of any term or provision of, require any consent, approval, ratification, waiver, notification, license, permit, order or other authorization (including any Governmental Authorization (as defined in Section 2.10)) (collectively, “Consents”) or violate or constitute a default under (or an event that with notice or the lapse of time or both would constitute a breach or default), or result in the creation of any Lien on the Purchased Units or the assets of RHA or any Hospital pursuant to, or relieve any third party of any obligation to any Seller or Hospital or give any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, provision of the Amended and Restated Operating Agreement, Amended and Articles of Organization, Material Contract (as defined in Section 2.24(a)), License (as defined in Section 2.17) or Law to which any Seller or Hospital is a party or by which any assets of RHA or a Hospital is in any way bound or obligated.
     2.10 Governmental Authorizations. To the Knowledge of Sellers, no Consent, franchise, grant, identification or registration number, easement, variance, exemption or certificate issued, granted, given or otherwise made available by or under the authority of, or registration, qualification, designation, declaration or filing with, any nation, state, county, city, town, village, district or other jurisdiction of any nature; federal, state, local, municipal, foreign or other government; governmental or quasi-governmental agency, authority, commission, board or other body of any nature (including any governmental branch, department, official or entity and any court or other tribunal); multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (collectively, each a “Governmental Entity”), or required pursuant to any applicable Laws (collectively, each a “Governmental Authorization”), is required on the part of the Sellers or any Hospital in connection with the sale and purchase of the Purchased Units or any of the other transactions contemplated by this Agreement, except for Governmental Authorizations required to be obtained from state and federal Governmental Entities in connection with Buyer’s acquisition of the Purchased Units, including, without limitation, the Oklahoma Department of Health and the Centers for Medicare & Medicaid Services (“CMS”).
     2.11 Financial Statements. Attached as Schedule 2.11 are true and complete copies of (a) the opening balance sheet of RHA, footnoted with explanations (the “Latest Balance Sheet”), as of October 29, 2007 (the “Latest Balance Sheet Date”); and (b) three-year pro forma balance sheets, income statements and cash flow statements for RHA and the Hospitals (collectively, and together with the Latest Balance Sheet the “Financial Statements”). The Latest Balance Sheet presents fairly the financial condition of RHA at the Latest Balance Sheet Date and has been prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”) except for the absence of footnote disclosure and for changes resulting from normal year-end adjustments for recurring accruals (which will not be material individually or in the aggregate). The Latest Balance Sheet does not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Hospitals and RHA, which accurately and fairly reflect the transactions of, acquisitions and dispositions of assets by, and incurrence of Liabilities (as defined in Section 2.12(a)) by RHA or the Hospitals.

     2.12 Absence of Undisclosed Liabilities.
     (a) RHA and the Hospitals have no direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted (collectively, “Liabilities”) except for: (i) Liabilities reflected on the Latest Balance Sheet, including any reserves (and, for this purpose, a Liability shall be deemed to be included in a reserve if it is the type of Liability for which such reserve was established, regardless of whether such Liability is actually included in the reserve, provided that the aggregate amount of all Liabilities actually included or deemed to be included in the reserve do not exceed the aggregate amount of the reserve reflected on the Latest Balance Sheet, and provided further that if the aggregate amount of all such Liabilities actually included or deemed to be included in the reserve exceeds the aggregate amount of such reserve, this representation and warranty will be deemed breached only to the extent of such excess); (ii) Liabilities incurred in the ordinary course of business under Material Contracts and under other agreements entered into by RHA or the Hospitals in the ordinary course of business that are not included within the definition of Material Contracts set forth in Section 2.24, which Liabilities are not required by GAAP to be reflected in the Latest Balance Sheet; and (iii) Liabilities disclosed in the Schedules to this Agreement.
     (b) Set forth in Schedule 2.12(b) is a complete and accurate list of the principal balance of all long-term and short-term Liabilities of RHA and the Hospitals (other than trade accounts payable incurred in the ordinary course of business) as of the Latest Balance Sheet Date, as well as the name of the lender or creditor with respect to each such Liability.
     (c) For purposes of this Agreement, “ordinary course” Liabilities include only liabilities and obligations incurred in the normal course of business of the RHA or the Hospitals, as applicable, and do not include, without limitation, any Liabilities under an agreement or otherwise that result from any breach or default (or event that with notice or lapse of time would constitute a breach or default), tort, infringement or violation of Law by any Hospital or Seller.
     2.13 Valliance Bank Loan. The Valliance Bank Loan is not in default, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default thereunder.
     2.14 Taxes.
     (a) RHA and the Hospitals have timely paid all Taxes that have become due and payable as Taxes imposed on them, pursuant to Tax returns filed by them or otherwise, or pursuant to any assessment received by them.
     (b) The charges, accruals and reserves with respect to Taxes on the books of RHA and the Hospitals are accurate. To the Knowledge of Sellers, there exists no proposed tax assessment against RHA or any Hospital except as disclosed in the Latest Balance Sheet. All Taxes that RHA or any Hospital is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.
     (c) Neither RHA nor any Hospital has ever made an election to be taxed as an association taxable as a corporation for federal income tax purposes.
     (d) “Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation: (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes; (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind; and (iii) interest, penalties and additions to tax imposed with respect thereto.
     2.15 Litigation. Except as scheduled in Schedule 2.15, there are currently no pending or, to the Knowledge of Sellers, threatened lawsuits, administrative proceedings, reviews or formal or informal complaints or investigations (collectively “Litigation”), in each case by any individual, corporation, partnership, Governmental Entity or other entity (collectively, a “Person”) against or relating to RHA or any Hospital or any equityholder, officer, employee or agent (in their capacities as such) of RHA or any Hospital or to which any of the assets of RHA or any Hospital (including, without limitation, the Assets) is subject. Neither RHA nor any Hospital is subject to or bound by any currently existing judgment, order, writ, injunction, decree, ruling or charge. None of the Sellers have any reason to believe that any such Litigation may be brought or threatened against RHA or any Hospital. No Seller, Hospital or Asset is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, ruling or charge of any court or Governmental Entity prohibiting the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. There are no malpractice claims or Liabilities against RHA or any Hospital or Asset and, to the Knowledge of Sellers, no facts exist that might be the basis for a malpractice claim or Liability against RHA or any Hospital or Asset.
     2.16 Compliance with Laws. RHA and each Hospital is currently complying with and has at all times complied with each applicable federal, state, local or foreign constitution, statute, law, code, ordinance, decree, order, rule or regulation of any Governmental Entity and all orders and decrees of courts, tribunals and arbitrators (collectively, “Laws”), in all material respects.
     2.17 Licenses. As of the Closing, RHA and the Hospitals shall own, possess or hold from each appropriate Governmental Entity all licenses, permits, authorizations, approvals, quality certifications, franchises or rights (collectively, “Licenses”) issued by any Governmental Entity necessary to (i) own the Assets, and (ii) operate the Assets as critical access hospitals. Set forth in Schedule 2.17 is a complete and accurate list of all such Licenses held by RHA or a Hospital at Closing. No loss or expiration of any such License is pending or, to the Knowledge of Sellers, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Licenses that may be renewed in the ordinary course of business without lapsing. Each such License shall be in good standing as of the Closing and not subject to meritorious challenge.

     2.18 Payors. Set forth in Schedule 2.18 is a complete and accurate list of each third-party payor or provider that is doing business with RHA, a Hospital or an Asset or group of Assets operating as a hospital prior to RHA and the Hospital’s acquisition of such Assets (collectively, the “Payors”). None of the Payors has threatened, or notified the Hospital or any Seller of any intention, to terminate or materially alter its relationship with the Hospital, RHA, or an Asset or group of Assets operating as a hospital prior to RHA and the Hospital’s acquisition of such Assets or materially alter the amount of the business that such Payor is presently doing with such entity or entities, and neither Sellers or a Hospital have any information, or are aware of any facts, indicating that any Payor intends to do any of the foregoing, either as a result of the transactions contemplated by this Agreement or otherwise.
     2.19 Medical Staff Matters. There are no pending or, to the Knowledge of Sellers, threatened disputes between RHA, any Hospital, or an Asset or group of Assets formerly or currently operated as a hospital and any applicants, staff members or health professional affiliates and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.
     2.20 Health Care Legal Matters.
     (a) RHA, the Hospitals, and any Asset or group of Assets that is operating or has operated as a hospital have complied, and are in compliance, with all applicable Laws regulating the financing, reimbursement, payment, acquisition, construction, operation, maintenance or management of a health care practice, facility, provider or payor, including, without limitation: (i) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Anti-Kickback Statute”; (ii) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute”; (iii) 31 U.S.C §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act”; (iv) Titles XVIII and XIX of the Social Security Act, implementing regulations and program manuals; and (v) 42 U.S.C. §§ 1320d-1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which is commonly referred to as “HIPAA” (the foregoing hereinafter collectively referred to as “Health Care Laws”). RHA, the Hospitals, and any Asset or group of Assets that is operating or has operated as a hospital have maintained all records required to be maintained and made all required filings in connection with the Medicare and Medicaid programs established under Titles XVIII and XIX of the Social Security Act, and such other similar federal, state or local reimbursement or governmental programs, managed care plans and any other private health care insurance programs and employee assistance programs, for which a Hospital or RHA is eligible (the foregoing hereinafter referred to collectively as the “Payor Source Programs”) as required by applicable Health Care Laws.
     (b) Without limiting the foregoing, no Seller, Hospital or Asset or group of Assets that is operating or has operated as a hospital has engaged in any activities that are prohibited under any Health Care Laws or any other federal or state statutes related to false or fraudulent claims, the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations, including, without limitation, the following:

     (i) knowingly and willfully making or causing to be made any false statement or representation of material fact in any application for any benefit or payment;
     (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;
     (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or
     (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration in return for (A) referring an individual for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Payor Source Programs; or (B) purchasing, leasing, or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by a Payor Source Program.
     (c) None of Seller, Hospital, or any Asset or group of Assets operating as a hospital has a financial relationship (whether or not memorialized in writing) with any physician or any immediate family member of any physician in connection with the ownership and operation of RHA, the Hospitals, or any Asset or group of Assets operating as a hospital. For purposes of this Section 2.20(c), the term “financial relationship” has the meaning set forth in the Stark Statute.
     (d) The Hospitals are certified for participation and reimbursement and qualified as participating providers under the Payor Source Programs set forth in Schedule 2.20(d). The Hospitals have current provider numbers and provider agreements for such Payor Source Programs as are set forth in Schedule 2.20(d). There are no pending appeals, overpayment determinations, challenges, audits, litigation, or notices of intent to open Payor Source Programs’ claim determinations or other reports required to be filed by RHA or the Hospitals, except for such appeals of individual claim denials that occur in the ordinary course of business or except as set forth in Schedule 2.20(d). None of the Sellers or Hospitals has received any notice indicating that any Hospital’s qualification as a participating provider may be terminated or withdrawn nor do any of them have any reason to believe that such qualification may be terminated or withdrawn. The Hospitals or RHA have timely filed all claims or other reports required to be filed with respect to the purchase of products or services by third-party payors (including Payor Source Programs), and all such claims or reports are complete and accurate in all respects. RHA and the Hospitals have no Liability to any third-party payor with respect thereto, except for Liabilities incurred in the ordinary course of business.

     (e) No Hospital or Seller, nor, to the Knowledge of Sellers, any officer or employee of a Hospital or RHA or any other party to any contract with RHA or a Hospital:
     (i) has been convicted of or charged with any violations of law related to Medicare, Medicaid, any other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), or any other Payor Source Program;
     (ii) has been convicted of, charged with or investigated for any violation of law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances;
     (iii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Payor Source Program or has committed any violation of law which is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility; or
     (iv) has violated or is presently in violation of any Health Care Laws.
2.21 Environmental Matters. The Assets (including any properties, operations and activities of any Asset or group of Assets formerly or currently operating as a hospital) are and at all times have been in compliance with all applicable Environmental Laws in all respects; including without limitation by having all Licenses required to be obtained or filed and relating to any Assets under any Environmental Law in connection with any aspect of the operation of such Assets, and the Assets are in compliance with the terms and conditions of all such Licenses. None of the Real Property contains any Hazardous Material in amounts exceeding the levels permitted by applicable Environmental Laws as a result of any Hospital’s, Asset’s or RHA’s operations or activities or, to the Knowledge of Sellers, for any other reason. During the past five years, no Hospital, Seller or Asset has received any notices, demand letters or requests for information from any Governmental Entity or other Person indicating that a Hospital, RHA or Asset or group of assets formerly or currently operated as a hospital may be in violation of, or liable under, any Environmental Law, or relating to any of its current or former assets. Except with respect to matters that have been fully resolved with no continuing Liability to a Hospital or RHA, no reports have been filed, or are required to be filed, by (or relating to) an Asset concerning any release of any Hazardous Material or the threatened or actual violation of any Environmental Law. No Person or property has been exposed to Hazardous Material, and no Hazardous Material has been disposed of, released or transported, in violation of any applicable Environmental Law to or from any Real Property or as a result of any activity of an Asset, Hospital or RHA. There have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or on behalf of, or which are in the possession of, a Hospital or a Seller relating to the activities of an Asset. There are no underground storage tanks on, in or under any of the Real Property, and no underground storage tanks have been closed or removed from any of the Real Property. There is no asbestos present in any of the Real Property in violation of any

Environmental Law. No Hospital or Seller nor any of their assets is subject to any Liabilities relating to any suit, settlement, Law, judgment or claim asserted or arising under any Environmental Law The Hospitals and RHA have satisfied and are currently in compliance with all financial responsibility requirements applicable to its operations and imposed by any Governmental Entity under any Environmental Laws There are no environmental conditions either (A) existing on any Real Property or Asset or (B) resulting from a Hospital’s, Asset’s or RHA’s operations or activities, whether past or present, that would give rise to any on-site or off-site remediation obligations under any Environmental Laws. As used herein, “Environmental Law” means any applicable Laws, License or agreement with any Governmental Entity relating in any manner to Hazardous Materials, pollution, contamination, or the protection of the environment enacted or in effect in any and all jurisdictions in which an asset is located or in which a Hospital or RHA owns property or conducts business. As used herein, “Hazardous Material” means any substance whether solid, liquid or gaseous that: (i) is listed, defined, classified or regulated as a “Hazardous Material,” “hazardous material,” hazardous waste,” extremely hazardous waste,” toxic substance,” “sludge,” “pollutant,” “contaminant,” or is otherwise listed, defined classified or regulated in similar fashion, such as dangerous, hazardous, or toxic, in or pursuant to any Environmental Law; or (ii) is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, crude oil or any fraction thereof, or motor fuel or other refined or process petroleum hydrocarbons.
2.22 Employee Matters. Set forth in Schedule 2.22 is a complete and accurate list of all current employees of RHA and each Hospital, broken down by entity, including date of employment, current title and compensation, date and amount of last increase in compensation, and the terms of employment agreement with such employee. Except as otherwise set forth in Schedule 2.22, there are no written or oral employment agreements between RHA or a Hospital and any of its employees, and all of such employees are employees at will and may be terminated by RHA, without prior notice, for any reason or for no reason. In relation to their employees, both present and former, the Hospitals and RHA have: (a) complied with all obligations imposed on it by all Laws relevant to the relations between it and its employees or any disclosed trade union; (b) maintained adequate and suitable records regarding the service of each of its employees; and (c) withheld all income tax required by the Code or by applicable state and local Laws, and payments due for social security contributions (including the employer’s contributions) and any other amount required to be withheld under any federal, state or local Laws, from salaries, wages and bonuses paid, complied with all withholding requirements and maintained proper records in respect of the foregoing. Neither RHA nor any Hospital has a collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and there is no organization effort currently being made or, to the Knowledge of Sellers, threatened by or on behalf of any labor union with respect to employees of a Hospital or RHA. Neither RHA nor any Hospital has experienced, and, to the Knowledge of Sellers, there is no basis for, any strike, labor trouble, work stoppage, slow down or other interference with or impairment of the operation of the Hospitals.

2.23 Employee Benefit Plans.
     (a) Schedule 2.23 sets forth all “Employee Benefit Plans” of RHA and the Hospitals. The term “Employee Benefit Plans” means (a) any “employee benefit plan” or “plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (b) all plans or policies providing for “fringe benefits” (including but not limited to vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) is, or has been within the past five years, established, maintained or contributed to by a Hospital, RHA or any other corporation or trade or business under common control with RHA or a Hospital (an “ERISA Affiliate”) as determined under Section 414(b), (c), (m) or (o) of the Code, or with respect to which RHA or a Hospital has or may have any Liability; or (ii) provides benefits, or describes policies or procedures of RHA or a Hospital or any of its Affiliates applicable, to any present or former officer, employee or dependent thereof of RHA or a Hospital, regardless of whether funded. The term “Employee Benefit Plans” also includes any written or oral representations made to any present or former officer or employee of RHA or a Hospital by RHA or a Hospital or their Affiliates promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code Section 4980B) or a similar provision of state law.
     (b) There is no Employee Benefit Plan that is maintained or contributed to by RHA, a Hospital or any ERISA Affiliate with respect to which RHA or a Hospital has or may have any Liability that is or was subject to Part 3 of Title I of ERISA or Title IV of ERISA.
     (c) Buyer will not assume or take on any Liability relating to any Employee Benefit Plans of RHA or a Hospital, or any of their predecessors.
     (d) Neither RHA nor any Hospital provides, or is obligated to provide, benefits, including without limitation death, health, medical, or hospitalization benefits (whether or not insured), with respect to current or former officers or employees of RHA or a Hospital, or their dependents or beneficiaries, beyond their retirement or other termination of employment other than (i) coverage mandated by applicable Law; (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA; or (iii) deferred compensation benefits accrued as liabilities on the books of RHA.

2.24 Material Contracts.
     (a) Schedule 2.24(a) sets forth a complete and accurate list of each agreement (whether written or oral and including all amendments thereto) relating to the ownership of the Assets or to which RHA, a Hospital or any Asset or group of Assets is a party or a beneficiary or by which RHA, a Hospital or any Asset or group of Assets or any of their assets are bound (collectively, the “Material Contracts”), including without limitation the following: (i) all payor and provider contracts with any of the Payors; (ii) management or similar or related agreements; (iii) agreements pursuant to which RHA, a Hospital or any Asset or group of Assets sells or distributes any treatment, services or products; (iv) real property leases; (v) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other assets of RHA, a Hospital or any Asset or group of Assets; (vi) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which RHA, a Hospital or any Asset or group of Assets is liable; (vii) agreements pursuant to which RHA, a Hospital or any Asset or group of Assets is entitled or obligated to acquire any assets from a third Person; (viii) insurance policies; (ix) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; and (x) agreements with or for the benefit of any equityholder, manager, director, officer or employee of RHA or a Hospital or any Affiliate or immediate family member thereof.
     (b) The Sellers have delivered to the Buyer a copy of each written Material Contract and a detailed written summary of each oral Material Contract and (i) each Material Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) RHA, each Hospital or the Assets or group of Assets, as applicable, has performed all of its obligations that have become due under any Material Contract to which it is a party, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of RHA, any Hospital or any other Person under any Material Contract; (iii) there has been no termination or notice of default or, to the Knowledge of Sellers, any threatened termination under any Material Contract; and (iv) to the Knowledge of Sellers, no party to a Material Contract intends to alter its relationship with RHA, the Hospitals or the Assets or group of Assets as a result of or in connection with the acquisition contemplated by this Agreement.
     (c) Except as set forth in Schedule 2.24(c), none of the Material Contracts will require Consent from RHA’s, a Hospital’s or the Asset’s or group of Assets’ counterparty or will result in a breach, termination, termination right or change in any right or obligation thereunder as a result of the consummation of the transactions contemplated by this Agreement, other than Consents required from Governmental Entities or Governmental Authorizations required to be obtained from state and federal Governmental Entities in connection with Buyer’s acquisition of the Purchased Units, including, without limitation, the Oklahoma Department of Health and the CMS.

     2.25 Intellectual Property. RHA and the Hospitals, collectively, exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (other than software that is generally commercially available). All Intellectual Property Assets are valid and enforceable, and there are no pending, or, to the Knowledge of the Sellers, threatened claim that the use of any Asset violates (or in the past infringed on or violated) the intellectual property right of any Person, or that any of the Intellectual Property Assets are invalid or unenforceable. For purposes of this section, “Intellectual Property Asset” means all intangible assets, including any Asset covered by, consisting of or constituting patents, copyrights, trademarks, trade secrets or other intellectual property rights.
     2.26 Competing Interests. No Seller or Hospital, nor, to the Knowledge of Sellers, any equityholder, director, general partner, officer, employee or agent of Sellers, any Affiliate of the Sellers or any immediate family member of Carol or Michael Schuster: (a) owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of RHA or that otherwise has business dealings with RHA; or (b) is a party to, or otherwise has any direct or indirect interest opposed to RHA under, any Material Contract or other business relationship or arrangement (other than investments in publicly traded equity securities constituting less than 1% of the outstanding securities of that class).
     2.27 No Conflict of Interest. RHA is not indebted, directly or indirectly, to a Hospital, the Sellers, any family member of Carol or Michael Schuster, any Affiliate of any of the foregoing or any of RHA’s equityholders, officers or employees, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relating to the formation and operation of RHA and/or the Hospitals prior to Closing. None of the Sellers, any family member of Carol or Michael Schuster, any Affiliate of any of the foregoing or any of RHA’s equityholders, officers or employees is indebted, directly or indirectly, to RHA, nor does any of the foregoing have any direct or indirect ownership interest in any entity with which RHA has a business relationship. RHA is not a guarantor or indemnitor of any indebtedness of any other Person.
     2.28 Illegal Payments. None of RHA, the Hospitals, or any of their equityholders, general partners, officers, employees or agents, or any Affiliate or immediate family member of any of the foregoing, has: (a) used any funds of RHA or a Hospital for contributions, gifts or entertainment in violation of applicable Law, or for other purposes, including relating to political activity, in violation of applicable Law; or (b) made any payment for the account or benefit, or using funds, of RHA or a Hospital in violation of applicable Law to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.
     2.29 Insurance. RHA and each Hospital has maintained and now maintains insurance on its business and all of its assets of a type customarily insured, covering property damage and loss of income by fire or other casualty, as well as adequate insurance protection against all Liabilities, claims and risks against which it is customary to insure, including, without limitation, professional liability insurance. Set forth in Schedule 2.29 is a complete and accurate list of all policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to RHA or a Hospital, or the assets of RHA or a Hospital, and its officers, employees or agents, along with a description of all claims and their current status made under any such policy. All such policies are issued by insurers of recognized responsibility and insure RHA, the Hospitals and the assets of RHA and the Hospitals against such losses and risks, and in such amounts, as are customary in the case of entities of established reputation engaged in the same or similar businesses and similarly situated. All such policies are in full force and effect, and neither RHA nor any Hospital has not done or omitted to do or suffered anything to be done which has or might render such policies void or voidable or that would cause or allow any claims under any such policies to be denied. No Seller or Hospital has received a notice of default under any such policy or received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. To the Knowledge of Sellers, there are no circumstances likely to give rise to any claim under any such policies. No Seller or Hospital has received any communications that would cause such Seller or Hospital to believe that RHA or a Hospital will not be able to continue to maintain such insurance policies with the same coverage for substantially the same premium amount.
     2.30 Accredited Investor; Disclosure Materials. Carol Schuster is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the 1933 Act, who by reason of her business and financial experience has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of, and could be reasonably assumed to have the capacity to protect her own interests in connection with, an investment in the Tri-Isthmus Shares and, having had access to or having been furnished with all such information as she has considered necessary, has concluded that she is able to bear those risks. Carol Schuster acknowledges that (a)she has not received, and will not receive, any prospectus, placement memorandum or any similar disclosure materials with respect to the Tri-Isthmus Shares; (b) she has had access to or been furnished with copies of the most recent Annual Report on Form 10-K and each subsequent Quarterly Report on Form 10-Q and Current Report on Form 8-K, in each case filed by Buyer with the Securities and Exchange Commission; (c) such information is the only disclosure information that is available or that has been or will be provided by the Buyer in connection with the transactions contemplated by this Agreement; (d) such information is sufficient for Carol Schuster to be capable of evaluating the merits and risks of an investment in the Tri-Isthmus Shares; and (e) Carol Schuster has reviewed such information and has concluded that she is able to bear those risks.
     2.31 Investment Intent. Carol Schuster is acquiring the Tri-Isthmus Shares for her own account and not with a view to or for sale in connection with any distribution of any of the Tri-Isthmus Shares within the meaning of Section 2(11) of the 1933 Act.
     2.32 Restricted Securities. Carol Schuster understands and agrees that the Tri-Isthmus Shares constitute “restricted securities” within the meaning of Rule 144 promulgated under the 1933 Act and may not be sold, pledged or otherwise disposed of unless they are subsequently registered under the 1933 Act and applicable state securities laws or unless an exemption from registration is available. Carol Schuster understands that the Tri-Isthmus Shares, and any securities issued in respect thereof or exchange therefor, may bear one or more of the following restrictive legends substantially in the form provided below:

     (a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933”; and
     (b) any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.
     2.33 Qualification as Critical Access Hospitals. Each Hospital is certified as a Medicare and Medicaid Critical Access Hospital and has satisfied and is in compliance with all applicable laws, regulations, and compliance requirements required to maintain such certification, except for Governmental Authorizations required to be obtained from state and federal Governmental Entities in connection with Buyer’s acquisition of the Purchased Units, including, without limitation, the Oklahoma Department of Health and the CMS.
     2.34 Company Asset Valuations. Attached as Schedule 2.34 are true and correct (i) appraisals on real estate owned by the Company; (ii) valuation schedules of accounts receivable of the Company; and (iii) valuation reports used by Valliance Bank relating to the value of equipment owned by Company.
     2.35 Full Disclosure. No representation or warranty of the Sellers contained in this Agreement, and nothing set forth herein or in the exhibits attached hereto, or in any document furnished or to be furnished to the Buyer at the Closing, or in any other information or materials delivered by the Sellers (when read together), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Sellers have disclosed to the Buyer all facts and information material to the proposed purchase of the Purchased Units that are known to Sellers.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer represents and warrants to the Sellers that the statements contained in this Article III (as supplemented by the Buyer Disclosure Schedules referenced herein, if any) are true and correct as of the Closing Date.
     3.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.
     3.2 Authority. The Buyer has all requisite power and authority, corporate or otherwise, to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by the Buyer in connection with or pursuant to this Agreement (collectively, the “Buyer Documents”). The execution, delivery and performance by Buyer of each Buyer Document have been duly authorized by all necessary action, corporate or otherwise, on the part of Buyer. This Agreement and the other Buyer Documents have been duly executed and delivered by Buyer. This Agreement and the other Buyer Documents are a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     3.3 No Violation. The execution, delivery and performance of the Buyer Documents by the Buyer will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, order or Law to which Buyer is a party or by which Buyer is in any way bound or obligated.
     3.4 Governmental Authorizations. Except to the extent required in connection with any of the Governmental Authorizations required on the part of the Sellers as described in Section 2.10, or as required by any applicable securities Laws, no Governmental Authorization is required on the part of any Buyer in connection with the transactions contemplated by this Agreement.
     3.5 Litigation. There are no pending or, to the Knowledge of the Buyer, threatened, lawsuits, administrative proceedings, arbitrations, reviews or formal or informal complaints or investigations by any Person that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.
     3.6 Accredited Investor. Buyer is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the 1933 Act, who by reason of its business and financial experience has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of, and could be reasonably assumed to have the capacity to protect its own interests in connection with, an investment in the New Units and the Preferred Units and, having had access to or having been furnished with all such information as it has considered necessary, has concluded that it is able to bear those risks.
     3.7 Investment Intent. Buyer is acquiring the Purchased Units for its own account and not with a view to or for sale in connection with any distribution of such interests within the meaning of Section 2(11) of the 1933 Act
     3.8 Restricted Securities. The Buyer understands that the Purchased Units constitute “restricted securities” within the meaning of Rule 144 promulgated under the 1933 Act and may not be sold, pledged or otherwise disposed of unless they are subsequently registered under the 1933 Act and applicable state securities laws or unless an exemption from registration is available. The Buyer understands that the Purchased Units, and any securities issued in respect thereof or exchange therefor, may bear one or more of the following restrictive legends substantially in the form provided below:
     (a) “THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND

HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933”; and
     (b) any legend required by the securities laws of any state to the extent such laws are applicable to the Purchased Units represented by the certificate so legended.
     3.9 Full Disclosure. No representation or warranty of the Buyer contained in this Agreement, and nothing set forth herein or in the exhibits attached hereto, or in any document furnished or to be furnished to the Sellers at the Closing, or in any other information or materials delivered by the Buyer to the Sellers (when read together), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TRI-ISTHMUS
     Tri-Isthmus represents and warrants to Carole Schuster solely that the statements contained in this Article IV (as supplemented by the Schedules referenced herein, if any) are true and correct as of the Closing Date.
     4.1 Organization. Tri-Isthmus is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and proposed to be conducted. Tri-Isthmus is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect upon the financial condition, results of operations, business, properties, assets, operations or prospects of Tri-Isthmus or any of Tri-Isthmus’s subsidiaries, individually or in the aggregate.
     4.2 Authority. Tri-Isthmus has all requisite power and authority, corporate or otherwise, to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Tri-Isthmus in connection with or pursuant to this Agreement (collectively, the “Tri-Isthmus Documents”). The execution, delivery and performance by Tri-Isthmus of each Tri-Isthmus Document has been duly authorized by all necessary action, corporate or otherwise, on the part of Tri-Isthmus. This Agreement and the other Tri-Isthmus Documents have been duly executed and delivered by Tri-Isthmus. This Agreement and the other Tri-Isthmus Documents are a legal, valid and binding agreement of Tri-Isthmus, enforceable against Tri-Isthmus in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     4.3 No Violation. The execution, delivery and performance of the Tri-Isthmus Documents by Tri-Isthmus will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, order or Law to which Tri-Isthmus is a party or by which Tri-Isthmus is in any way bound or obligated.
     4.4 Governmental Authorizations. Except to the extent required in connection with any of the Governmental Authorizations required on the part of the Sellers as described in Section 2.10, or as required by any applicable securities Laws, no Governmental Authorization is required on the part of Tri-Isthmus in connection with the transactions contemplated by this Agreement.
     4.5 Litigation. There are no pending or, to the Knowledge of Tri-Isthmus, threatened, lawsuits, administrative proceedings, arbitrations, reviews or formal or informal complaints or investigations by any Person that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.
     4.6 Finders’ Fee. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Tri-Isthmus or the Buyer who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.
     4.7 Capitalization. As of the date of this Agreement, the authorized capital stock of Tri-Isthmus consists of (1) 100,000,000 shares of common stock, par value $.01 per share (“Tri-Isthmus Common Stock”), of which 3,927,629 shares are issued and outstanding, (ii) 67,600 shares of Series 1-A Nonredeemable Preferred Stock, par value $.01 per share, of which 67,600 shares are issued and outstanding, (iii) 3,900 shares of Series 2-A Nonredeemable Preferred Stock, par value $.01 per share, of which 3,900 shares are issued and outstanding, and (iii) 3,752 shares of Series 5-A Redeemable Preferred Stock, par value $.01 per share, of which 2,852 shares are issued and outstanding. As of the date of this Agreement, there are reserved for issuance under Tri-Isthmus’s stock option plans 1,929,935 shares of Tri-Isthmus Common Stock. As of the date of this Agreement, there are outstanding options to purchase 131,746 shares of Tri-Isthmus Common Stock under Tri-Isthmus’s stock option plans. Except as set forth above, as of the date of this Agreement, there are no outstanding (i) shares of capital stock or other voting securities of Tri-Isthmus, (ii) securities of Tri-Isthmus convertible into or exchangeable for shares of capital stock or voting securities of Tri-Isthmus or (iii) options, warrants, exchange rights, subscription rights or other agreements, commitments or rights to purchase or otherwise acquire from Tri-Isthmus, or agreements, commitments or obligations of Tri-Isthmus to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Tri-Isthmus.
     4.8 Reports and Financial Statements. Tri-Isthmus has previously furnished to Carol Schuster true and correct copies of (i) its Annual Report on Form 10-K for the fiscal year ended January 31, 2007, (ii) its Quarterly Report on Form 10-Q for the period ended April 30, 2007, (iii) its Quarterly Report on Form 10-Q for the period ended July 31, 2007 and (iii) all other reports or registration statements filed by it with the Securities and Exchange Commission (the “SEC”) under Securities Exchange Act of 1934, as amended, since January 31, 2007 all in the form (including exhibits) so filed (collectively, the “Reports”). As of their respective dates, the Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim financial statements included in the Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the financial position of the entity or entities to which it relates as at its date or the results of operations, stockholders’ equity or cash flows, subject to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.
     4.9 Issuance of the Tri-Isthmus Shares. The issuance and delivery by Tri-Isthmus of the Tri-Isthmus Shares in connection with this Agreement have been duly and validly authorized by all necessary corporate action on the part of Tri-Isthmus. The Tri-Isthmus Shares to be issued in connection with this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.
     4.10 Absence of Certain Changes. Except as disclosed in the Reports filed with the SEC prior to the date hereof, since January 31, 2007, Tri-Isthmus has conducted its business only in the ordinary course of such business and there has not been (i) any Material Adverse Effect on Tri-Isthmus; or (ii) any change in its accounting principles, practices or methods.
     4.11 Full Disclosure. No representation or warranty of Tri-Isthmus contained in this Agreement, and nothing set forth herein or in the exhibits attached hereto, or in any document furnished or to be furnished to the Sellers at the Closing, or in any other information or materials delivered by Tri-Isthmus to the Sellers (when read together), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.
ARTICLE V
COVENANTS AND AGREEMENTS
     5.1 Amended and Restated Articles of Organization and Operating Agreement. At or prior to Closing, RHA shall amend and restate its articles of organization and operating agreement shall be amended, as necessary, to provide for:
(a)	the issuance of the New Units;

(b)	the issuance of the nonvoting Preferred Units with (i) a preferred return of 8%, (ii) the right of mandatory redemption at Buyer’s election no earlier than five years from their issuance, (iii) the right of mandatory redemption at RHA’s election for a period of five years from their issuance, and (iv) dividends being cumulative in the event that RHA has insufficient cash flow or is otherwise prohibited by law to make the dividend payment in any particular year;

(c)	the admission of Buyer as a member of RHA;

(d)	a board of managers of RHA (the “Board of Managers”) comprised of: two managers appointed by Buyer, two managers appointed by Carol Schuster one of whom will be Michael Schuster, and one independent director mutually agreed upon by Buyer and Carol Schuster;

(e)	the appointment of RHA’s Chief Financial Officer/Controller by the Board of Managers, subject to approval of the Buyer’s board of directors;

(f)	approval by holders of 75% of the Units for (i) the authorization of new units of any class of membership interest in RHA, and (ii) the amendment of the Operating Agreement, except as contemplated by the Amended and Restated Operating Agreement as set forth in Exhibit E;

(g)	a mechanism by which Buyer or Carol Schuster will be provided a right of first refusal to purchase the Units of the other at fair market value in the event that the other Party elects to sell its or their Units;

(h)	a requirement that the insurance coverage for the Hospitals and RHA, including, without limitation, directors and officers coverage and errors and omissions coverage, will be subject to the review and approval of the Board of Managers.

(i)	the payment of dividends, to the extent funds are available and to the extent permissible under Oklahoma law, to cover any tax liability of any unit holder.

(j)	the approval of 80% of the managers comprising the Board of Managers before:
1.	Divesting and/or selling any assets of the Company greater than $25,000 in value.

2.	Hiring and/or terminating any RHA executives.

3.	Selling, liquidating, consolidating, reorganizing, merging or otherwise engaging in any change of control transaction of RHA.

4.	Acquiring any assets and/or operating businesses via cash, stock, notes, securities etc. in excess of $25,000.

5.	Incurring any indebtedness for borrowed money.

6.	Encumbering of any of the assets of RHA by creating outside third-party obligations.

7.	Leasing of any equipment, individually or in the aggregate, in excess of $25,000 per annum.

8.	Increasing the number of authorized units of membership of RHA.

9.	Selling of all or substantially all of RHA’s equity interests or assets.

10.	Changing compensation to RHA executives and/or declaring and paying any bonuses.

11.	Declaration and/or distributing of any distributions to members of RHA.

12.	Changing the headquarters location of RHA.

13.	Changing the company name.

14.	Entering into any new or revised facility-building leases.

15.	Filing bankruptcy voluntarily.

16.	Making changes or additions in outside accountants and/or legal counsel.

17.	Changing the total number of managers constituting the Board of Managers of RHA or otherwise making, altering, amending or rescinding this Agreement or the Amended and Restated Articles of Organization of RHA;

18.	Making a determination of “Disability,” as such term is defined in the Schuster Employment Agreement described in Section 5.2 of this Agreement.

19.	Making changes to the RHA business plan, including, without limitation, changes to the business or manner of business as conducted or presently contemplated to be conducted by RHA pursuant to such business plan.

20.	Entering into a related party transaction.

21.	Creating subsidiaries.

22.	Effecting a redemption of Units.

23.	Approving contracts with non-competes or most favored nation provisions binding on RHA.

24.	Appointing any committee authorized to act in the place of the Board of Managers.

25.	Taking any action that would materially affect the rights of Carol Schuster, Michael Schuster or Buyer under this Agreement, the Schuster Employment Agreement and the Membership Interest Purchase Agreement (collectively, the “Transaction Agreements”), or any other agreement entered into by Carol Schuster, Michael Schuster or Buyer in connection with the transactions contemplated by the Transaction Agreements;

26.	Permitting any member, substitute member or holder of an economic interest in a Unit to, directly or indirectly, sell, assign, pledge, mortgage or otherwise dispose of, encumber or transfer its interest in the RHA.

27.	Admitting additional members or substitute members of RHA.

28.	Selecting an appraiser for, or otherwise making a determination of, the fair market value of the Units.

29.	The offering, selling or issuing of any new securities by RHA.

30.	Approving loans to RHA by its members.

31.	Doing any act in contravention of the Transaction Agreements or any other agreement entered into by Carol Schuster or Michael Schuster in connection with the transactions contemplated by the Transaction Agreements (including any act which requires approval of Members) or failing to do any act required by the Transaction Agreements or any other agreement entered into by Carol Schuster or Michael Schuster in connection with the transactions contemplated by the Transaction Agreements.

32.	Doing any act which would make it impossible to carry on the ordinary business of RHA.

33.	Confessing a judgment against RHA in connection with any threatened or pending legal action.

34.	Approving any capital contributions of the members of RHA in addition to the initial capital contributions of such members as set forth in the Amended and Restated Operating Agreement of RHA.

35.	Electing the method under Section 704(c) to handle any disparity between the fair market value of property contributed by a Member from the contributing Member’s adjusted tax basis in the property.

36.	Approving the dissolution of RHA.
     5.2 Employment Agreement with Michael Schuster. At the Closing, RHA shall enter into the Schuster Employment Agreement with Michael Schuster whereby he will serve as Chairman and Chief Executive Officer of RHA. Subject to the negotiation and execution of definitive terms and documents, and the agreement of Buyer to such definitive terms, the agreement will have a three-year term with an annual salary of $200,000, plus annual raises, and bonuses to be determined by the Board of Managers in its sole discretion. In the event that Michael Schuster is terminated for cause as defined in the Schuster Employment Agreement or voluntarily terminates his employment with RHA, Carol Schuster shall forfeit and return to Buyer within 30 days of such termination the number of Tri-Isthmus Shares equal to the product obtained by multiplying (i) 2,125,000 (50% of the Tri-Isthmus Shares) by (ii) the number of days from the date of termination to the date three years from the Closing Date divided by 1,095. Other than pursuant to this Section 5.2, the Tri-Isthmus Shares shall not be forfeitable.
     5.3 Assistance with Licenses and Filings. Sellers will assist the Buyer in obtaining any Licenses, or any consents to assignment or change in control related thereto, that the Buyer will require in connection with the continued operation of RHA, the Hospitals and the Assets after the Closing.
     5.4 Consent to Transfers and Issuances and Admission of Buyer. The Sellers consent and agree to (a) the sale, purchase, issuance and transfer of the Purchased Units as contemplated by this Agreement; and (b) the admission of Buyer as a member of RHA.
     5.5 Publicity. The Buyer and Sellers will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated hereby. Neither the Buyer nor any Seller will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated hereby without giving the other Parties a reasonable opportunity to comment on such release or announcement in advance, consistent with applicable Law and stock market requirements. Notwithstanding the foregoing, nothing contained in this Agreement will prohibit Buyer from making any disclosure required pursuant to applicable securities Laws.
     5.6 Transaction Costs. Except as provided in Sections 5.7 and 5.9, the Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Except as provided in Sections 5.9 and 5.10, Carol Schuster will pay all transaction costs and expenses (including legal, accounting and other professional fees) that the Sellers or Hospitals incur in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby; provided, however, RHA shall pay the legal fees incurred by Sellers in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, upon presentation of an invoice or invoices therefor, in an amount not to exceed $100,000.

     5.7 Audit. Within 45 business days after the Closing Date, the Buyer will, at RHA’s sole expense, engage a public accounting firm registered with the Public Company Accounting Oversight Board (“PCAOB”) pursuant to Section 102(a) of the Sarbanes-Oxley Act of 2002 and PCAOB Rule 2100 to prepare audited financial statements of RHA and the Hospitals, which will be prepared in accordance with GAAP.
     5.8 Employees and Employee Benefits. Nothing contained in this Agreement or any of the documents contemplated hereby will affect the status of any of RHA’s of the Hospitals’ employees. From and after the closing of the RHA/TSG Agreement, RHA has had, and nothing contained in this Agreement or any of the documents contemplated hereby will cause RHA not to continue to have, from and after the Closing Date, sole and absolute discretion over the promotion, retention, termination and other terms and conditions of the employment of the employees of RHA, subject to the terms and conditions of the Schuster Employment Agreement.
     5.9 Registration Rights for the Tri-Isthmus Shares; Reporting Obligations. (a) Carol Schuster shall be entitled to “piggy-back” registration rights on all registrations of Tri-Isthmus or on any demand registrations of any other shareholder of Tri-Isthmus until such shares have either (i) been sold, or (ii) are eligible for legend removal and sale pursuant to Rule 144(k) promulgated under the 1933 Act, whichever is earlier. Tri-Isthmus shall bear the expense of the preparation and filing of the registration statements (exclusive of underwriting discounts and commissions) for such registrations.
     5.10 Payment of Certain Expenses of Carol Schuster. RHA shall bear the reasonable expenses incurred in ensuring that Carol Schuster meets her reporting obligations to the Securities and Exchange Commission with respect to her ownership of the Tri-Isthmus Shares.
ARTICLE VI
INDEMNIFICATION
     6.1 Indemnification of the Buyer. Notwithstanding any investigation by the Buyer or its representatives, the Sellers, Hospitals and Michael Schuster will, jointly and severally, indemnify and hold the Buyer, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Buyer Parties”) harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees (collectively, “Losses”), that any Buyer Party may suffer or incur as a result of or relating to:
     (a) the breach of any representation or warranty made by a Seller, Hospital or Michael Schuster in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach (and, for the purposes of determining under this Section 6.1(a) whether there is a breach of any representation or warranty and the amount of any Losses therefrom, the Sellers, Hospitals and Michael Schuster will be deemed to make all of their representations and warranties herein on behalf of their affiliated legal predecessors, and “Losses” shall include any Losses suffered or incurred as a result of any act or omission by any such legal predecessors);

     (b) the breach of any covenant or agreement made by a Seller in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach; or
     (c) any violation by Sellers of any applicable securities Laws as a result of the issuance or transfer of the Schuster Units, New Units or Preferred Units pursuant to this Agreement.
For purposes of indemnification pursuant to this Section 6.1, all materiality and Knowledge qualifiers will be excluded from and given no effect in each representation and warranty set forth in Article II and each covenant and agreement set forth in Article V.
     6.2 Indemnification of the Sellers. The Buyer will indemnify and hold the Sellers, their Affiliates, directors, officers, employees and agents (collectively, the “Seller Parties”) harmless from any and all Losses that any Seller Party may suffer or incur as a result of or relating to:
     (a) the breach of any representation or warranty made by the Buyer in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach (and, for the purposes of determining under this Section 6.2(a) whether there is a breach of any representation or warranty and the amount of any Losses therefrom, the Buyer will be deemed to make all of its representations and warranties herein on behalf of its affiliated legal predecessors, and “Losses” shall include any Losses suffered or incurred as a result of any act or omission by any such legal predecessors); or
     (b) the breach of any covenant or agreement made by the Buyer in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach.
     6.3 Indemnification of Carol Schuster. Tri-Isthmus will indemnify and hold Carol Schuster, her Affiliates and agents (collectively, the “Schuster Parties”) harmless from any and all Losses that any Schuster Party may suffer or incur as a result of or relating to:
     (a) the breach of any representation or warranty made by Tri-Isthmus in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach (and, for the purposes of determining under this Section 6.3(a) whether there is a breach of any representation or warranty and the amount of any Losses therefrom, Tri-Isthmus will be deemed to make all of its representations and warranties herein on behalf of its affiliated legal predecessors, and “Losses” shall include any Losses suffered or incurred as a result of any act or omission by any such legal predecessors); or
     (b) the breach of any covenant or agreement made by Tri-Isthmus in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach.
     6.4 Survival.
     (a) The representations and warranties of the Sellers, Hospitals and Michael Schuster made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the 36-month anniversary of the Closing; provided, that: (i) the representations and warranties set forth in Sections 2.2 (Authority of Sellers), 2.4 (Capitalization), and 2.5 (Title to Schuster Units) will survive indefinitely, (ii) any claim for indemnification pursuant to Section 6.1(a) will survive until such claim is finally resolved if the Buyer notifies the Sellers of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder; and (iii) the representations and warranties set forth in Section 2.14 (Taxes) will survive until 60 days after expiration of the applicable statute of limitation with respect thereto. Without limiting the foregoing, no claim for indemnification pursuant to Section 6.1(a) based on the breach or alleged breach of a representation or warranty may be asserted after the date on which such representation or warranty expires hereunder.
     (b) The representations and warranties of the Buyer made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the 12-month anniversary of the Closing; provided, that: (i) the representations and warranties set forth in Section 3.2 (Authority) will survive indefinitely; and (ii) any claim for indemnification pursuant to Section 6.2(a) will survive until such claim is finally resolved if the Sellers notify the Buyer of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. Without limiting the foregoing, no claim for indemnification pursuant to Section 6.2(a) based on the breach or alleged breach of a representation or warranty may be asserted by a Seller after the date on which such representation or warranty expires hereunder.
     (c) The representations and warranties of Tri-Isthmus made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the 12-month anniversary of the Closing; provided, that: (i) the representations and warranties set forth in Section 4.2 (Authority) and Section 4.7 (Capitalization) will survive indefinitely; and (ii) any claim for indemnification pursuant to Section 6.3(a) will survive until such claim is finally resolved if the Sellers notify the Buyer of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. Without limiting the foregoing, no claim for indemnification pursuant to Section 6.3(a) based on the breach or alleged breach of a representation or warranty may be asserted by a Seller after the date on which such representation or warranty expires hereunder.
     (d) The covenants and agreements of the Buyer, Sellers, Hospitals, Michael Schuster and Tri-Isthmus made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely.
     6.5 Notice. Any Party entitled to receive indemnification under this Article VI (the “Indemnified Party”) agrees to give prompt written notice to the Party or Parties required to provide such indemnification (the “Indemnifying Parties”) upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a “Claim”), but the Indemnified Party’s failure to give such notice in a timely manner will not affect the obligations of the Indemnifying Party under this Article VI except to the extent that the Indemnifying Party is materially prejudiced thereby, subject to the applicable survival provisions of Section 6.4. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.
     6.6 Defense of Claims.
     (a) The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if: (i) the Claim does not seek to impose any Liability on the Indemnified Party other than money damages; and (ii) the Claim does not relate to the Indemnified Party’s relationship with any customer or employee.
     (b) If the conditions of Section 6.6(a) are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then: (i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent shall be in the Indemnifying Party’s sole and absolute discretion if the Indemnifying Party is solely liable for all Losses in connection with such Claim, and which consent shall not be unreasonably withheld if both the Indemnifying Party and the Indemnified Party are liable for Losses in connection with such Claim; (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party if the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim, and the Indemnified Party shall not unreasonably withhold its consent if both the Indemnifying Party and the Indemnified Party are liable for Losses in connection with such claim; and (iii) the Indemnified Party may employ separate counsel and participate in the defense thereof, provided that the Indemnified Party will be responsible for the fees and expenses of such counsel unless: (A) the Indemnifying Party has failed to adequately assume and actively conduct the defense of such Claim or to employ counsel with respect thereto; or (B) in the reasonable opinion of the Indemnified Party, a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party.
     (c) If the Indemnifying Party does not assume the control and defense of any Claim, the Indemnified Party may assume the exclusive right to defend, compromise or settle such Claim; provided (i) the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld) and (ii) the Indemnifying Party may employ separate counsel and participate in the defense thereof, but the Indemnifying Party will be responsible for the fees and expenses of such counsel.
     (d) The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnified Party or the Indemnifying

Party, as the case may be, reasonably apprised of the status of the defense of any Claim the defense of which it is maintaining under this Section 6.6, and each shall reasonably cooperate in good faith with the other with respect to the defense of any Claim.
     6.7 Determination of Losses. The amount of any Loss subject to indemnification under this Article VI shall be calculated net of (i) any Tax Benefit actually realized (or the present value of any Tax Benefit to be realized) by the Indemnified Party on account of such Loss and (ii) any insurance proceeds actually received by the Indemnified Party on account of such Loss. If the Indemnified Party receives a Tax Benefit after an indemnification payment is made to it, then, to the extent such payment did not take into account such Tax Benefit, the Indemnified Party shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized by the Indemnified Party. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal tax rates actually applicable to the recipient of such benefit, and any dispute as to the amount of a Tax Benefit, the present value thereof, or whether it is to be realized shall be resolved by binding arbitration by a nationally recognized public accounting firm reasonably acceptable to each Party. The Indemnified Party shall use reasonable efforts to recover under any insurance policy covering any Loss, if reasonably requested by the Indemnifying Party and provided that the Indemnifying Party pays all costs and expenses of the same, including instituting litigation or otherwise pursuing any dispute in respect of any such insurance recovery, if reasonably requested by the Indemnifying Party and provided that the Indemnifying Party pays all costs and expenses of the same; provided, that no Indemnified Party shall be required to obtain or maintain any insurance for this purpose and provided, further, that for purposes of this Section 6.6, any insurance proceeds actually received by the Indemnified Party will be deemed reduced by any premium increase that results from such Loss during the three-year period following the claim and costs incurred by the Indemnified Party with respect to the collection of such insurance proceeds. In the event that an insurance recovery is actually received by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of such recovery (as adjusted pursuant to this Section 6.7) shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee; provided, that any such Person or Persons who receives a refund shall promptly reimburse the Indemnified Party for the amount of any reduction in the insurance recovery occasioned by premium increases or collection costs during the three-year period following the claim, as contemplated in this Section 6.7, that arise after any such refund. No Indemnifying Party may delay the payment of any amount owing in respect of any Claim for indemnification pursuant to this Article VI due to the pendency of any Tax Benefit or insurance recovery, nor may any Indemnifying Party offset against any amount owing in respect of any Claim any pending Tax Benefit or insurance recovery.
     6.8. Maximum Exposure. An Indemnifying Party will not be liable for indemnification of breaches of representations and warranties under this Agreement unless and only to the extent that the aggregate of such indemnification obligations under the Agreement exceeds $500,000.00 (the “Basket”), in which case the Indemnifying Party will pay all such amounts from the first dollar of such losses in the event the aggregate of such losses exceeds such amount). in excess of the Basket, subject to a maximum liability of $1,400,000.00 (the

“Cap”). The aggregate amount of all claims subject to indemnification hereunder by an Indemnifying Party shall not exceed the Cap.
     6.9 Actual Knowledge. An Indemnifying Party shall not be liable under this Article VI for a loss resulting from any event relating to a breach of any representation or warranty if the Indemnifying Party can establish that the Indemnified Party had actual knowledge on or before the Closing Date of such event.
     6.10 Sole Remedy. The sole remedy of an Indemnified Party for any and all claims of the nature described in this Article VI shall be the indemnity set forth in this Article VI.
ARTICLE VII
MISCELLANEOUS
     7.1 Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally; (b) on the fifth business day after being mailed by certified mail, return receipt requested; or (c) the next business day after delivery to a recognized overnight courier, to the Parties at the following addresses (or to such other address or facsimile number as such Party may have specified by notice given to the other Party pursuant to this provision):

if to the Buyer to:	with copies (which will not constitute notice) to:

Surgical Center Acquisition Holdings, Inc.	Hughes & Luce, LLP
149 South Barrington Avenue, Suite 808	1717 Main Street, Suite 2800
Los Angeles, California 90049	Dallas, Texas 75201
Attention: CEO	Attention: I. Bobby Majumder

if to the Sellers (which shall constitute notice to all Sellers) to:	with copies (which will not constitute notice) to:

Rural Hospital Aquisitions, L.L.C.	Day Edwards Propester & Christensen, P.C.
2304 Old Farm Road	2900 Oklahoma Tower
Edmond, Oklahoma 73013	210 Park Avenue
Oklahoma City, Oklahoma
Attention: J. Clay Christensen
     7.2 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, or to defend against any of the foregoing actions, the prevailing Party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.

     7.3 Brokers. Each Party to this Agreement represents to the other Party that it has not incurred and will not incur any liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby, except as expressly provided herein.
     7.4 Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any Party.
     7.5 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the Parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     7.6 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and will not in any way affect the meaning or interpretation of this Agreement.
     7.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by a Party without the prior written consent of the other Parties and any purported assignment or delegation in violation thereof will be null and void; except that Buyer may assign its rights and obligations under this Agreement to any of its direct or indirect subsidiaries, or any successor to its business. This Agreement is not intended to confer any rights or benefits on any Person other than the Parties hereto.
     7.8 Entire Agreement, Amendment. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the Parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. All statements of the Sellers, Hospitals or Michael Schuster contained in any Schedule, certificate or other Seller Document required under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of the Sellers, Hospitals and Michael Schuster under this Agreement. The Exhibits, Schedules and recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement is sought.
     7.9 Specific Performance, Remedies Not Exclusive. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder. Unless otherwise expressly stated in this

Agreement, no right or remedy described or provided in this Agreement or otherwise conferred upon or reserved to any Party is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity, and the same will be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as such Party may deem expedient.
     7.10 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     7.11 Submission to Jurisdiction. Each of the Parties submits to the exclusive, mandatory jurisdiction of any state or federal court sitting in Oklahoma City, Oklahoma, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.
     7.12 Drafting. The language in all parts of this Agreement will be interpreted, in all cases, according to its fair meaning and not for or against any Party hereto. Each Party acknowledges that it and its legal counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be employed in the interpretation of this Agreement.
     7.13 Usage. Whenever the plural form of a word is used in this Agreement, it will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, it will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.
     7.14 Certain Definitions. For purposes of this Agreement:
     (a) the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.
     (b) the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     (c) the terms “Knowledge” and “known” and words of similar import mean:
     (i) the Sellers will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by the Sellers, if Michael Schuster, Carol Schuster or any director, officer or any supervisory level employee of RHA or a Hospital has actual knowledge of such matter, and all Sellers will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by all the Sellers, if any Seller has such “Knowledge.”
     (ii) the Buyer will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by Buyer, if any director, officer or any supervisory level employee of Buyer has actual knowledge of such matter.
     (d) the term “Material Adverse Effect” means any adverse change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the business, operations or results thereof, condition (financial or otherwise), assets or Liabilities (contingent or otherwise) of the referenced Person.
[THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Closing Date.

THE BUYER:

SURGICAL CENTER ACQUISITION HOLDINGS, INC.

By:

Name:
Title:

THE SELLERS:

RURAL HOSPITAL ACQUISITION, L.L.C.

By:

Name:	Michael Schuster
Title:	Chairman and Chief Executive Officer

CAROL SCHUSTER

Carol Schuster

MICHAEL SCHUSTER, IN HIS INDIVIDUAL CAPACITY:

Michael Schuster

THE HOSPITALS:

RHA TISHOMINGO, LLC

By:

Name:
Title:

RHA STROUD, LLC

By:

Name:
Title:

RHA ANADARKO, LLC

By:

Name:
Title:

TRI-ISTHMUS GROUP, INC.

By:

Name:
Title: